[LETTERHEAD OF K&L GATES LLP]

September 15, 2008

Asia Time Corporation
Room 1601-1604, 16/F., CRE Centre
889 Cheung Sha Wan Road
Kowloon, Hong Kong
Attention: Kwong Kai Shun

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Asia Time Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-150830) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of, among other securities, an aggregate of 3,085,714 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) for resale by the selling security holders listed in the Registration Statement from time to time. The Registration Statement also registers for resale 600,000 of the Company’s warrants issued on November 9, 2007 (the “Warrants”) and $8,000,000 principal amount of the Company’s variable rate convertible bonds issued on November 13, 2007 (the “Bonds”).

This opinion letter addresses the Shares; however, the opinion expressed in paragraph 2 below with respect to the corporate power of the Company to enter into and perform the Transaction Documents (as hereinafter defined) and the due authorization, execution and delivery by the Company of the Transaction Documents includes the Warrants, the Bonds and the Shares. This opinion letter does not include the opinion required by paragraph (b)(5) of Item 601 of Regulation S-K under the Securities Act with respect to Warrants and the Bonds. That opinion is being delivered to you separately by K&L Gates LLP (London Office), located at 110 Cannon Street, London, EC4N 6AR, United Kingdom, dated September 15, 2008 (the “K&L Gates London Opinion Letter”) and is to be included in the Registration Statement as Exhibit 5.2. Except as explicitly set forth herein, this opinion does not address any matter that is the subject of the K&L Gates London Opinion Letter.

The Shares consist of the following:

(i) 200,000 shares of Common Stock irrevocably issued by the Company to Public Equity Group, Inc. in February 2008;

(ii) 600,000 shares of Common Stock issuable by the Company upon exercise of the Warrants; and

Asia Time Corporation
September 15, 2008

(iii) 2,285,714 shares of Common Stock issuable by the Company upon conversion of the Bonds.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the Shares, Warrants, and Bonds. We have examined the following documents, which are referred to collectively in this opinion letter as the “Transaction Documents:” (i) Subscription Agreement dated as of October 31, 2007, (ii) Paying and Conversion Agency Agreement, (iii) Trust Deed, (iv) Warrant Agency Agreement, (v) Warrant Instrument, and (v) Global Certificates. We have also examined and relied upon the K&L Gates London Opinion Letter. Each of the Transaction Documents is dated November 9, 2008 unless otherwise indicated. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate from an officer of the Company (“Fact Certificate”).

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. We have assumed that: (i) each party to each of the Transaction Documents (other than the Company) has the legal capacity and has satisfied all legal requirements necessary to make those Transaction Documents enforceable against it; and (ii) there are no facts or circumstances relating to such parties that might prevent such parties from enforcing any of the rights to which this opinion relates. We have not verified any of those assumptions.

Our opinions in this opinion letter are limited to the Delaware General Corporation Law (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

(1) With respect to the Shares:

Asia Time Corporation
September 15, 2008

(a) 200,000 shares of Common Stock issued by the Company to Public Equity Group, Inc. have been duly authorized, validly issued, and fully paid and non-assessable;

(b) 600,000 shares of Common Stock issuable by the Company upon exercise of the Warrants have been duly authorized and when issued by the Company and paid for in accordance with the terms and conditions of the Warrants will be validly issued, fully paid and non-assessable; and

(c) 2,285,714 shares of Common Stock have been duly authorized by the Company and when issued by the Company upon conversion of the Bonds in accordance with the terms and conditions of the Bonds will be validly issued, fully paid and non-assessable; and

(2) The Company has:

(a) the corporate power to execute, deliver and perform its obligations under each of the Transaction Documents,

(b) taken all corporate action necessary to authorize the execution, delivery and performance of the Transaction Documents, and

(c) duly executed and delivered the Transaction Documents.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the related prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement, the prospectus or any prospectus supplement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP